Exhibit 3.7

Token Option Agreement
WHEREAS, CoinFund Global LLC (“Holder”) has provided certain services as an independent contractor to YouNow, Inc. (“Issuer”) pursuant to an engagement letter dated June 29th, 2017 and amended on February 2, 2018 (the “Engagement Letter”); and
WHEREAS, pursuant to the Engagement Letter, and in consideration for Holder’s services, Issuer desires to grant to the Holder an option to acquire certain units of PROPS.
NOW, THEREFORE, the parties to this Token Option Agreement (the “Agreement”) agree as follows:
Defined Terms
“Early Termination Date” means, with respect to each Option Exercise Period in Section 2 below, March 15 of the Termination Year, where the Termination Year is the year that satisfies the following three conditions: (x) there is at least one Liquidity Date after the earliest permissible exercise date and in the calendar year before the Termination Year, (y) there are at least three consecutive Liquidity Dates in the period between January 1 and January 15 of the Termination Year, and (z) there are at least three consecutive business days that are Liquidity Dates in the period between March 10 and March 15 of the Termination Year. (For example, with respect to the Option Exercise Period in 2.d. which begins on January 1, 2020, if there is at least one Liquidity Date after January 1, 2020 and on or before December 31, 2020, and there are at least three consecutive business days that are Liquidity Dates between January 1, 2021 and January 15, 2021, and there are at least three consecutive business days that are Liquidity Dates between March 10, 2021 and March 15, 2021, the Early Termination Date is March 15, 2021.)
“Effective Date” means June 18, 2019, the effective date of this Agreement.
“Liquidity Date” means any calendar day when the average daily trading volume of PROPS through all publicly available means (including centralized and decentralized exchanges) for the previous week exceeds 3 billion PROPS.
“PROPS” means the PROPS cryptographic token, to be generated by Issuer, as defined in the Engagement Letter.
“Termination Date” means March 15, 2034.
“Wallet Address” means a cryptographic public private key pair, typically used in context of virtual currency for the purpose of holding funds denominated in that virtual currency.

1.
Grant of Options. Pursuant to and subject to the terms of this Agreement, the Issuer wishes to grant to the Holder and the Holder wishes to accept from the Issuer, an option (the “Option”) to purchase 27,154,342 units of PROPS at a purchase price (the “Exercise Price”) of $0.00125 (one hundred twenty five thousandths of one cent) per unit of PROPS. Unless exercised pursuant to the terms of this Agreement, this Option shall expire on the Termination Date.

2.
Option Exercise Period. The Option may be exercised in whole or in part, in increments of at least 10,000 units of PROPS (or, if less, the total number of PROPS available at the time of exercise under the terms of this Option) up to the total number of PROPS during the following time periods (the “Option Exercise Period”):

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a.	From April 1, 2019 until the earlier of the Early Termination Date or the Termination Date, a total of 694,357 units of PROPS.

b.	From July 1, 2019 until the earlier of the Early Termination Date or the Termination Date, a total of 2,256,662 units of PROPS.

c.	From October 1, 2019 until the earlier of the Early Termination Date or the Termination Date, a total of 2,281,460 units of PROPS.

d.	From January 1, 2020 until the earlier of the Early Termination Date or the Termination Date, a total of 2,281,460 units of PROPS.

e.	From April 1, 2020 until the earlier of the Early Termination Date or the Termination Date, a total of 2,256,662 units of PROPS.

f.	From July 1, 2020 until the earlier of the Early Termination Date or the Termination Date, a total of 2,256,662 units of PROPS.

g.	From October 1, 2020 until the earlier of the Early Termination Date or the Termination Date, a total of 2,281,460 units of PROPS.

h.	From January 1, 2021 until the earlier of the Early Termination Date or the Termination Date, a total of 2,281,460 units of PROPS.

i.	From April 1, 2021 until the earlier of the Early Termination Date or the Termination Date, a total of 2,231,863 units of PROPS.

j.	From July 1, 2021 until the earlier of the Early Termination Date or the Termination Date, a total of 2,256,662 units of PROPS.

k.	From October 1, 2021 until the earlier of the Early Termination Date or the Termination Date, a total of 2,281,460 units of PROPS.

l.	From January 1, 2022 until the earlier of the Early Termination Date or the Termination Date, a total of 2,281,460 units of PROPS.

m.	From March 3, 2022 until the earlier of the Early Termination Date or the Termination Date, a total of 1,512,714 units of PROPS.
The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all PROPS for which it is permissible until the earlier of the Termination Date or the Early Termination Date.

3.
Transferability. This Option may not be sold, pledged, hypothecated, assigned, or transferred. The PROPS issuable pursuant to this Agreement have not been registered under the Securities Act or under applicable state securities laws, and may not be sold, offered for sale or otherwise transferred, except as permitted under the Securities Act and applicable state securities laws.

4.
Form of Exercise. Each election to exercise this option shall be accompanied by a completed Notice of Option Exercise in the form attached hereto as Exhibit A (the “Notice”), signed by the Holder, and received by the Issuer, accompanied by this agreement, and a prompt payment in full

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of the Exercise Price. The Holder may purchase less than the number of PROPS covered hereby, provided that purchases shall be in increments of no less than 10,000 (or, if less than 10,000, all remaining units of PROPS available at the time of exercise).

5.	Payment of Exercise Price. The Holder shall pay the Exercise Price to the Issuer within 3 business days of receipt of the Notice by the Issuer.

6.
Transfer of PROPS. Within 3 business days of receipt by the Issuer of the Notice, the Issuer shall sell and transfer the number of PROPS identified in such Notice to a Wallet Address provided by Holder in writing for this purpose.

7.
Tax Treatment. The parties to this Agreement agree to treat this Option as the transfer of an option without a readily ascertainable value within the meaning of Section 83(e)(3) of the Internal Revenue Code of 1986, as amended and will report the issuance of this Option and the exercise of the Option consistently with such treatment. For the avoidance of doubt, Issuer agrees not to issue any IRS Form 1099 to Holder in connection with this Agreement except upon the issuance of PROPS pursuant to Holder’s exercise of this Option.

8.
Amendment and Waiver. This Agreement may be amended or modified by a written agreement executed by the parties hereto. The waiver of or failure to enforce or delay in enforcing any breach of or default under this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof and shall not impair any right, power or remedy under this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.
Entirety of Agreement. The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein. No change can be made to this Agreement other than in writing and signed by both parties.

10.	Governing Law. This Agreement shall be construed and enforced according to the laws of the State of New York and any dispute under this Agreement must be brought in this venue and no other.
In Witness whereof, the parties have executed this Agreement as of the date first written above.

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Holder: CoinFund Global LLC

Oleg Golubov
Name (Printed)

Member of CoinFund Holdings GP LLC, Managing Member of CoinFund Global LLC

Title

/s/ Oleg Golubov	6/18/2019
Name (Signature)	Date

Issuer: YouNow, Inc.

Adi Sideman
Name (Printed)

President & CEO
Title

/s/ Adi Sideman	6/18/2019
Name (Signature)	Date

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